Exhibit 4.12
CERTIFICATE OF TRUST
OF
BRIDGE STATUTORY CAPITAL TRUST I
     THIS Certificate of Trust of Bridge Statutory Capital Trust I (the “Trust”), is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
     1. Name. The name of the statutory trust being formed hereby is Bridge Statutory Capital Trust I.
     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.
     3. Effective Date. This Certificate of Trust shall be effective upon filing.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee

By:

Name:
Title:

ADMINISTRATIVE TRUSTEES

/s/ Kevin M. O’Connor

Name: KEVIN M. O’CONNOR, not in his/her individual capacity but solely as Administrative Trustee

/s/ Howard H. Nolan

Name: HOWARD H. NOLAN, not in his/her individual capacity but solely as Administrative Trustee